Exhibit 4.12

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

Glass House Brands Inc. (the "Company")

3645 Long Beach Boulevard

Long Beach, California 90807

Item 2.	Date of Material Change

June 10, 2026

Item 3.	News Release

The news release disclosing the material change was disseminated by the Company on June 10, 2026 through GlobeNewswire and is available on SEDAR+ (www.sedarplus.ca) under the Company's issuer profile.

Item 4.	Summary of Material Change

On June 10, 2026, the Company announced that it has filed a short form base shelf prospectus (the "Shelf Prospectus") dated June 10, 2026, with the securities regulatory authorities in all provinces and territories of Canada, and filed a prospectus supplement to the Shelf Prospectus in connection with a US$100 million at-the-market distribution program. The Shelf Prospectus replaces the Company's prior short form base shelf prospectus, which was set to expire on June 17, 2026.

Item 5.	Full Description of Material Change

On June 10, 2026, the Company announced that it has filed the Shelf Prospectus with the securities regulatory authorities in all provinces and territories of Canada, replacing the Company's prior short form base shelf prospectus, which was set to expire on June 17, 2026.

In addition, the Company announced it has filed the Prospectus Supplement in connection with an at-the-market distribution program (the "ATM Program"), pursuant to which the Company may, from time to time, sell up to US$100 million of its equity shares (the "Equity Shares"). The ATM Program replaces the previously announced equity distribution agreement dated May 13, 2026, under which no equity sales occurred.

Since the Equity Shares will be distributed at trading prices prevailing at the time of the sale, prices may vary between purchasers and during the period of distribution. The volume and timing of sales, if any, will be determined at the sole discretion of the Company's management and in accordance with the terms of an equity distribution agreement dated June 10, 2026 between the Company and ATB Cormark Capital Markets (the "Equity Distribution Agreement").

The Company currently intends to use net proceeds of the ATM Program, if any, for cultivation expansion, potential acquisitions that may be identified in the future and general corporate purposes. The Company views the ATM Program as a long-term source of potential capital to be accessed on an opportunistic basis, rather than servicing an immediate need.

Sales of Equity Shares, if any, under the ATM Program are anticipated to be made in transactions that are deemed to be "at-the-market distributions" as defined in National Instrument 44-102 – Shelf Distributions, as sales made directly on CBOE Canada or any other recognized Canadian "marketplace" within the meaning of National Instrument 21-101 – Marketplace Operation.

A copy of the Shelf Prospectus, the Prospectus Supplement and the Equity Distribution Agreement may be found on SEDAR+ (www.sedarplus.ca) under the Company's issuer profile. An electronic or paper copy of the Shelf Prospectus, the Prospectus Supplement and the Equity Distribution Agreement, and any amendment to the documents, may also be obtained without charge, upon request only, by contacting ATB Cormark Capital Markets, by email at atbcm_dealflow@atb.com. The Shelf Prospectus and Prospectus Supplement contain important, detailed information about the Company and the ATM Program. Prospective investors should read the Shelf Prospectus and Prospectus Supplement before making an investment decision.

This material change report shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Equity Shares in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Equity Shares will not be offered, sold or delivered, directly or indirectly within the United States (as such term is defined in Regulation S under the United States Securities Act of 1933, as amended (the "U.S. Securities Act")) except pursuant to transactions exempt from registration under the U.S. Securities Act and under the securities laws of any applicable state.

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

Not applicable.

Item 8.	Executive Officer

Benjamin Vega

General Counsel and Corporate Secretary

Tel: (562) 264-5078

Item 9.	Date of Report

June 19, 2026.

This material change report contains certain forward-looking information and forward-looking statements, as defined in applicable securities laws (collectively referred to herein as "forward-looking statements"). Forward-looking statements reflect current expectations or beliefs regarding future events or the Company's future performance or financial results. All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward- looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates", "targets" or "believes", or variations of, or the negatives of, such words and phrases or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. Forward-looking statements in this material change report include, without limitation, statements regarding the use of the ATM Program and any proceeds therefrom. All forward-looking statements, including those herein, are qualified by this cautionary statement. Although the Company believes that the expectations expressed in such statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the statements. Accordingly, readers should not place undue reliance on forward-looking statements. There are certain factors that could cause actual results to differ materially from those in the forward-looking information, including those risks disclosed in the Company's most recent Annual Information Form available on SEDAR+ at www.sedarplus.ca and in the Company's most recent Form 40-F available on EDGAR at www.sec.gov. For more information on the Company, investors are encouraged to review the Company's public filings on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. The forward-looking statements contained in this material change report speak only as of the date of this material change report or as of the date or dates specified in such statements. The Company disclaims any intention or obligation to update or revise any forward- looking information, whether as a result of new information, future events or otherwise, other than as required by law.